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EXHIBIT 22.1

Form of the Written Shareholder Consent


WRITTEN CONSENT OF STOCKHOLDER
OF WESTSTAR GROUP, INC.


Shares being voted hereby
                         -----------------

This written consent is being given pursuant to the Nevada Revised Statues, as amended; Chapter 78.320 Stockholders' meetings: consent for actions taken without meeting.

WHEREAS all of the Company's business operations, consisting of operating cable television systems or stations had heretofore been conducted by the Company's two wholly owned subsidiaries, Weststar Group North, Inc. and Tahoeview Cablevision, Inc. (collectively, the "Subsidiaries"); and

WHEREAS the failure of the Subsidiaries to comply with certain loan provisions resulted in a complaint being filed in the United States District Court, District of Massachusetts [C.A. No. 94-12257-NG] (hereinafter referred to as the "Court"), by State Street Bank and Trust Company as Plaintiff and the Subsidiaries as Defendants; and

WHEREAS upon the Court's appointment of Robert J. Maccini, as the Receiver for the Subsidiaries for the purpose of conducting the Subsidiaries operations or to orderly cease such operations if advisable, the resignation of the Company's directors, along with those of the Company's officers, commenced; and

WHEREAS on July 31, 1996, with respect to only the Subsidiaries, the Court Ordered, Adjudged and Decreed that: 1) the Receiver is discharged and released;
2) the  Subsidiaries are ordered  dissolved;  and 3) the Receivership is closed;
and

WHEREAS the Company has since the aforementioned date not commenced any business operations, is not engaged in any type of business venture, is devoid of directors and has experienced a substantial change in the ownership of the Company's common stock; and

WHEREAS the Company does not have any assets, including cash, with which to seek a business, to commence its reporting requirements relative to its status as a "public company" and to inform the Company's shareholders of the Company's current status; and

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WHEREAS  the  undersigned  is a  shareholder  of the Company and has joined with other shareholders of the Company with the desire to reorganize the Company and to elect a new current board of directors.

NOW, THEREFORE, having knowledge of the information presented above and in an effort to accomplish the reorganization of the Company and again provide direction and leadership to the Company, the undersigned does hereby vote its shares of the Company's common stock held by the undersigned as of this 22nd day of July, 1997, to accomplish the following:


     FOR
     ---

     The election of Lloyd T. (Tim) Rochford and Denny W. Nestripke as directors of the Company and to serve in such capacity and to exercise all rights and powers as enumerated by the Nevada Revised Statues, as amended, the Company's Articles of Incorporation and the Company's bylaws, for the period of one year and thereafter continue to hold such directorship and discharge the duties associated with such directorship until a successor has been duly qualified and elected (or appointed pursuant to Chapter 78.355 of the Nevada Revised Statues, as amended).


     FOR
     ---

     Changing the Company's year end to July 31, and to submit such a request to the IRS.

     FOR
     ---

     The Company to engage the certified public accounting firm of Hansen, Barnett & Maxwell, to audit its financial statements for the years ended July 31, 1996 and 1997.

     FOR
     ---

     Amending the Company's Articles of Incorporation to change the name of the Company to Arena Group, Inc. or some derivative thereof, as determined in the sole discretion of the newly elected directors.

     FOR
     ---

     A recapitalization of the Company's common stock whereby one (1) share of Arena Group, Inc. would be issued for each seven (7) shares of Weststar Group, Inc.



Signature of the Undersigned Stockholder


Date:
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